FLOWRAY INC. Financial Statements September 30, 2003 and 2002

FLOWRAY INC.

Board of Directors
Flowray Inc.
Edmonton, Alberta CANADA

INDEPENDENT AUDITOR’S REPORT

We have audited the accompanying balance sheets of Flowray Inc. (an Alberta corporation) as of September 30, 2003 and 2002, and the related statements of operations, stockholders’ equity and cash flows for the year ended September 30, 2003 and the period from November 29, 2001 (inception) through September 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Flowray Inc. as of September 30, 2003 and 2002, and the results of its operations, stockholders’ equity and its cash flows for the year ended September 30, 2003 and the period from November 29, 2001 (inception) through September 30, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative cash flows from operations and has sold its revenue producing intellectual property. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this issue are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington
March 11, 2004

FLOWRAY INC.
BALANCE SHEETS

	September 30,	September 30,
	2003	2002

ASSETS

CURRENT ASSETS
Cash	$12,925	$96
Accounts receivable	1,322	2,772
Accounts receivable, related parties	13,252	-
Goods and services tax recoverable	36,224	36,113
Shareholder loans receivable	346,500	-
Total Current Assets	410,223	38,981

OTHER ASSETS
Intellectual property	399,521	577,498

TOTAL ASSETS	$809,744	$616,479

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,701	$574,406
Accounts payable, related parties	435	-
Shareholder loan payable	-	42,350
Total Current Liabilities	2,136	616,756

LONG-TERM LIABILITIES
Promissory notes payable	796,950	-
Deferred tax liability	10,395	-
Total Long-term Liabilities	807,345	-

Total Liabilities	809,481	616,756

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, no par value; unlimited shares authorized,
200 and 100 shares issued and outstanding, respectively	154	77
Other comprehensive income	18	-
Retained earnings (deficit)	91	(354)
Total Stockholders' Equity (Deficit)	263	(277)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$809,744	$616,479

The accompanying notes are an integral part of these financial statements.

FLOWRAY INC.
STATEMENTS OF OPERATIONS

		Period from
		November 29, 2001
	Year Ended	(Inception) to
	September 30,	September 30,
	2003	2002

ROYALTY REVENUES, related party	$8,324	$960

OPERATING EXPENSES		-
General and administrative	1,834	1,314
Total Operating Expenses	1,834	1,314

INCOME (LOSS) FROM OPERATIONS	6,490	(354)

OTHER INCOME
Interest income	3,945	-
Total Other Income	3,945	-

INCOME (LOSS) BEFORE INCOME TAXES	10,435	(354)

INCOME TAXES
Current provision	1,700	-
Deferred provision	8,290	-
Total Income Taxes	9,990	-

NET INCOME (LOSS)	445	(354)

OTHER COMPREHENSIVE INCOME (LOSS)
Translation adjustment	18	-

COMPREHENSIVE INCOME (LOSS)	$463	$(354)

BASIC AND DILUTED NET INCOME (LOSS)
PER COMMON SHARE	$3.09	$(3.54)

WEIGHTED AVERAGE NUMBER OF
BASIC AND DILUTED COMMON STOCK
SHARES OUTSTANDING	150	100

The accompanying notes are an integral part of these financial statements.

FLOWRAY INC.
STATEMENT OF STOCKHOLDERS' EQUITY

	Common Stock		Other	Retained
			Comprehensive	Earnings
	Shares	Amount	Income/Loss	(Deficit)	Total

Common stock issued for cash at an average price	100	$77	$-	$-	$77
of $ 7 per share upon incorporation

Net loss for the period ended September 30, 2002	-	-	-	(354)	(354)

Balance, September 30, 2002	100	77	-	(354)	(277)

Common stock issued for cash at an average price
of $7 per share	100	77	-	-	77

Net income for the year ended September 30, 2003	-	-	-	445	445

Foreign currency tranlation adjustment	-	-	18	-	18

Balance, September 30, 2003	200	$154	$18	$91	$263

The accompanying notes are an integral part of these financial statements.

FLOWRAY INC.
STATEMENTS OF CASH FLOWS

		Period from
		November 29, 2001
	Year Ended	(Inception) to
	September 30,	September 30,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$445	$(354)
Adjustments to reconcile net income (loss) to cash
used in operating activities:
Decrease (increase) in assets:
Accounts receivable	(11,802)	(2,772)
Goods and services tax recoverable	(111)	(36,113)
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(572,270)	574,406
Deferred tax liability	10,395	-

Net cash provided by (used) in operating activities	(573,343)	535,167

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of intangible assets	(13,989)	(577,498)
Refund of research and development tax credit	191,966	-
Loans to shareholder	(346,500)	-

Net cash used in investing activities	(168,523)	(577,498)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	77	77
Proceeds from shareholder loans	-	42,350
Payments on shareholder loans	(42,350)	-
Proceeds from promissory notes	796,950	-

Net cash provided by financing activities	754,677	42,427

Net increase in cash	12,811	96

Effects of exchange rate on cash	18

Cash, beginning	96	-

Cash, ending	$12,925	$96

SUPPLEMENTAL CASH FLOW DISCLOSURES:

Interest expense paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Flowray Inc. (hereinafter “Flowray” or “the Company”) was incorporated November 29, 2001 under the laws of the Province of Alberta, Canada. Shortly after incorporation, the Company entered in research and development contracts to produce intellectual property for the oil and gas industry. This technology has been licensed to a related entity, and subsequently sold to an entity organized in Barbados. During the years ended September 30, 2003 and 2002, the Company had royalties from the license agreement.

The Company’s year end is September 30.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Accounting Methods
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Going Concern
As shown in the accompanying financial statements, the Company has negative cash flows from operations and subsequently sold its revenue producing intellectual property (See Note 11). The Company’s stockholders are currently in negotiations with a public company that will provide synergies with other acquired businesses which will, if successful, mitigate these factors which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

An estimated $500,000 is believed necessary to continue operations through the next fiscal year. The timing and amount of capital requirements will depend on a number of factors, including demand for products.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

Recent Accounting Pronouncements
In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (hereinafter “SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement has had no impact on the Company’s financial condition or results of operations.

Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in a commercial account at a major Canadian financial institution.

Functional Currency and Foreign Translation Gains/Losses
The Company’s functional currency is the Canadian dollar. The Company has adopted Financial Accounting Standard No. 52. Monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at rates of exchange in effect at the balance sheet date. Gains or losses are included in income for the year, except gains or losses relating to long-term debt which are deferred and amortized over the remaining term of the debt. Non-monetary assets, liabilities and items recorded in income arising from transactions denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction.

Accounts Receivable
The Company carries its accounts receivable at cost less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based on a history of past write-offs and collections and current credit conditions. The Company’s policy is to accrue interest on trade receivables at the discretion of management. As of September 30, 2003, the Company had not charged interest on its receivables.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

Intangible Assets
In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, "Business Combinations" (hereinafter “SFAS No. 141”) and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" (hereinafter “SFAS No. 142”). SFAS No. 141 provides for the elimination of the pooling-of-interests method of accounting for business combinations with an acquisition date of July 1, 2001 or later. SFAS No. 142 prohibits the amortization of goodwill and other intangible assets with indefinite lives and requires periodic reassessment of the underlying value of such assets for impairment. The adoption of this standard has not effected the Company’s financial statements.

Research and Development
Research and development expenses are charged to operations as incurred. The cost of intellectual property purchased from others that is immediately marketable or that has an alternative future use is capitalized and amortized as intangible assets. Capitalized costs are amortized using the straight-line method over the estimated economic life, typically 10 years, of the related asset. The Company periodically reviews its capitalized patent costs to assess recoverability based on the projected undiscounted cash flows from operations. Impairments are recognized in operating results when a permanent diminution in value occurs.

Revenue Recognition
The Company recognizes revenue from royalties when earned according to the license agreement.

Advertising Expenses
Advertising expenses consist primarily of costs incurred in the design, development, and printing of Company literature and marketing materials. The Company expenses all advertising expenditures as incurred. The Company did not have any advertising expenses for the years ended September 30, 2003 and 2002, respectively.

Stock-Based Compensation
In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure” (hereinafter “SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosure in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The provisions of the statement are effective for financial statements for fiscal years ending after December 15, 2002. As the Company accounts for stock-based compensation using the intrinsic value method prescribed in APB No. 25, “Accounting for Stock Issued to Employees”,

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

the adoption of SFAS 148 has had no impact on the Company’s financial condition or results of operations.

Derivative Instruments
The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities – Deferral of the Effective Date of FASB No. 133”, and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities”. In April 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (hereinafter “SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 is not expected to have a material impact on the financial position or results of operations of the Company.

If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.

Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes.

Earnings Per Share
The Company adopted Statement of Financial Accounting Standard No. 128, which provides for calculation of "basic" and "diluted" earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Basic and diluted earnings were the same as there were no common stock equivalents outstanding at September 30, 2003 and 2002.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

Fair Value of Financial Instruments
The Company's financial instruments as defined by Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, receivables, accounts payable, accrued expenses and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at September 30, 2003 and 2002.

Provision for Taxes
Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. See Note 8.

Use of Estimates
The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, expenses and common stock equivalents. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Refundable Research and Development Tax Credits
The Canadian government offers tax incentives to taxpayers carrying out scientific research and experimental development. It encourages Canadian companies to improve products and processes using advanced technologies. A 35% tax credit is available for Canadian owned companies with less than $200,000 Canadian dollars taxable income in the previous year. The Company received a refund from Revenue Canada for a tax credit in the amount of $191,966 equivalent U.S. dollars for the year ended September 30, 2003. This credit is recorded as an offset to the cost of intellectual property in the financial statements.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 3 – COMMON STOCK

The Company is authorized to issue an unlimited number of shares of Class “A” no-par value of voting common stock and an unlimited number of shares of Class “B” no-par value of non-voting common stock. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they choose to do so, elect all of the directors of the Company. At September 30, 2003 and 2002, the Company had issued a limited number of Class “A” shares and no Class “B” shares.

NOTE 4 –RECEIVABLE FROM SHAREHOLDERS

During the year ended September 30, 2003, the Company advanced funds to its shareholders as part of a pending purchase agreement of their shares of the Company stock by Wescorp Energy Inc., which took place subsequent to the date of these financial statements. The advances are unsecured non-interest bearing and total $346,500 at September 30, 2003.

NOTE 5 – INTELLECTUAL PROPERTY

The Company entered into an agreement to construct intellectual property. The net amount expended for this intellectual property as of September 30, 2003 was $399,521 after a research and development credit refund was received from the Canadian government. See Note 11 for subsequent sale of this intellectual property.

NOTE 6 – LICENSE AGREEMENT

On December 6, 2001, the Company entered into a three-year license agreement with Flowstar Technologies Inc. (hereinafter “Flowstar”) a company owned in part by an officer of the Company. The license will automatically renew in one-year increments unless terminated with written notice. This license allows for Flowstar to use all of the Company’s technology to manufacture and sell products worldwide. A royalty payment of 10% of the products sold is contractually obligated to be paid on a quarterly basis. Subsequent to the date of these financial statements, the Company sold its technology along with this license agreement.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 7 – NOTES PAYABLE AND LONG-TERM DEBT

The Company was advanced funds from Wescorp Energy Inc., an entity which has subsequently purchased 100% of the outstanding common stock of the Company. The funds are to be used for operations and partially will be used for the purchase of the outstanding stock of the Company from current stockholders. The total amount due to Wescorp at September 30, 2003 was an equivalent of $796,950 US dollars. The loan is secured by all tangible and intangible assets of Flowray and another company owned by an officer of the Company. Under the terms of the promissory notes interest accrues starting six months from the date the funds were advanced at the rate of 5% per annum. Interest is payable quarterly commencing September 30, 2004. These notes are due at various dates through 2008 and 2009.

The terms of the amounts due to shareholders are as follows at September 30:

	2003	2002

Advances from shareholder, non-interest bearing with
no set terms of repayment.	$-	$42,350

NOTE 8 – INCOME TAXES

The Company is taxed under the laws of Canada. At September 30, 2003, the Company had a net deferred tax liability calculated at an expected rate of 17% principally arising from net operating loss carryforwards and the temporary book-tax differences of capitalized research and development costs. The significant components of the net deferred tax liability at September 30, 2003 and 2002 were as follows:

	September 30,	September 30,
	2003	2002
Deferred tax asset:
From net operating loss carryforward	$57,365	$-
Deferred tax liability:
From capitalized research and
development costs for book purposes	$67,760	$-
Net deferred tax liability	$10,395	$-

At September 30, 2003, the Company has net operating loss carryforwards of approximately $338,000, which expire in 2010.

FLOWRAY INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2003 and 2002

NOTE 9 – COMMITMENTS AND CONTINGENCIES

On March 24, 2002, the Company signed a security agreement with its then sole stockholder for past and future cash advances to the Company. As of the date of these financial statements, the Company had repaid all advances in full.

On January 22, 2002, the Company signed two separate agreements with a company owned in part by the officer of the Company. One agreement was a month-to-month sublease agreement for office space at $1,200 Canadian dollars per year. The second agreement was for services, including manufacturing, labor, materials and equipment services. This agreement had a one-year term with automatic renewals. The related fee to be charged is a 10% surcharge for all services rendered.

NOTE 10 – RELATED PARTY TRANSACTIONS

The Company subleases office space from an entity under common control.

The Company licensed its technology and know-how to a company under common control. See Note 6.

Management is of the opinion that the terms and conditions of the aforementioned related party transactions are consistent with standard business practices.

NOTE 11 – SUBSEQUENT EVENTS

Sale of Intellectual Property
On August 30, 2003, the Company signed a contract to sell its intellectual property to Quadra Products International Inc., a Barbadian corporation. Under the terms of the agreement, on October 1, 2003, Flowray is obligated to sell all of its intellectual property, including all technical information, patents, trade-marks, copyrights, industrial designs, trade-names and other intellectual property rights whether registered or not, for a total purchase price of $600,000 Canadian dollars.

Change in Control
In the months following September 30, 2003, Wescorp Energy Inc. completed negotiations to acquire 100% of the common stock of Flowray, thereby changing the control of Flowray.